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                                                        EXHIBIT 11
                                                FLEET FINANCIAL GROUP, INC.
                                 COMPUTATIONS OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                                        Dollars in thousands, except per share data

                                                            For the Twelve months Ended December 31
                                    ---------------------------------------------------------------------------------------

                                               1995                          1994                          1993
                                    ---------------------------   ---------------------------   ---------------------------
                                                       Fully                         Fully                         Fully
                                       Primary        Diluted        Primary        Diluted        Primary        Diluted
                                    ------------   ------------   ------------   ------------   ------------   ------------
Equivalent shares:
Average shares outstanding ......    243,796,880    243,796,880    243,027,593    243,027,593    236,177,416    236,177,416
Additional shares due to:
    Stock options ...............      1,415,727      2,074,661      1,952,805      1,952,805      1,895,439      1,967,364
    Warrants ....................      3,549,616      3,980,828      3,814,077      3,814,077      2,996,091      3,062,547
    Series I preferred stock ....           --             --             --             --             --           31,977
    Series II preferred stock ...           --             --             --             --             --           99,775
    Dual convertible preferred
        stock ...................     16,033,994     16,033,994     16,033,994     16,033,994     16,033,994     16,033,994
                                    ------------   ------------   ------------   ------------   ------------   ------------
Total equivalent shares .........    264,796,217    265,886,363    264,828,469    264,828,469    257,102,940    257,373,073
                                    ============   ============   ============   ============   ============   ============

Earnings per share:
Net income ......................   $    609,953   $    609,953   $    848,875   $    848,875   $    817,049   $    817,049
Less: Preferred stock
        dividends ...............         36,618         36,618         30,557         30,557         37,558         37,558
      Exchange of KKR preferred
        stock ...................        156,965        156,965           --             --             --             --
      Cumulative effect of change
        in method of accounting .           --             --             --             --           53,200         53,200
                                    ------------   ------------   ------------   ------------   ------------   ------------
Adjusted net income .............   $    416,370   $    416,370   $    818,318   $    818,318   $    726,291   $    726,291
                                    ============   ============   ============   ============   ============   ============
Total equivalent shares .........    264,796,217    265,886,363    264,828,469    264,828,469    257,102,940    257,373,073
                                    ============   ============   ============   ============   ============   ============
Earnings per share
    on adjusted net income ......   $       1.57   $       1.57   $       3.09   $       3.09   $       2.82   $       2.82
                                    ============   ============   ============   ============   ============   ============
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